UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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SCHEDULE 14D-9

Solicitation/Recommendation Statement under Section 14(d)(4) of the

Securities Exchange Act of 1934

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ANADIGICS, Inc.

(Name of Subject Company)

 ______________________________________________________

ANADIGICS, Inc.

(Name of Person(s) Filing Statement)

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Common Stock, par value $0.01 per share

(Title of Class of Securities)

032515108

(CUSIP Number of Class of Securities)

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Terrence G. Gallagher

Executive Vice President and Chief Executive Officer

ANADIGICS, Inc.

141 Mt. Bethel Road

Warren, New Jersey 07059

(908) 668-5000

(Name, address and telephone number of person authorized to receive notices and communications on behalf of the person(s) filing statement)

With copies to:

W. Raymond Felton

Greenbaum, Rowe, Smith & Davis LLP

P.O. Box 5600

Woodbridge, New Jersey 07095

(732) 549-5600

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

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The information set forth under Items 1.01, 5.02, 8.01 and 9.01 of the Current Report on Form 8-K filed by ANADIGICS, Inc. on November 12, 2015 (including all exhibits attached thereto) is incorporated herein by reference.